Exhibit 99.2

Contacts:    Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Announces Pricing of Additional $200 million of 6.00% Senior
Unsecured Notes Due 2025
SCOTTSDALE, Ariz., March 2, 2018 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced the pricing of $200 million aggregate principal amount of its 6.00% senior unsecured notes due June 1, 2025 (the “new notes”). The notes were sold at 103% of the principal amount thereof plus accrued and unpaid interest thereon from and including December 1, 2017. The new notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act. The expected closing date for the private placement of these notes is March 16, 2018.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The securities will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.